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                                                                   Exhibit 8.1.4

                                 June 16, 1998

Asset Backed Securities Corporation
11 Madison Avenue
New York, New York  10010

Ladies and Gentlemen:

     We have advised Asset Backed Securities Corporation (the "Registrant") with respect to certain federal income tax aspects of the issuance by the Registrant of its Conduit Mortgage and Manufactured Housing Contract Pass-Through Certificates, issuable in series (the "Certificates"). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading "Material Federal Income Tax Consequences" in the prospectus (the "Prospectus") forming a part of the Registration Statement on Form S-3 as prepared for filing by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on February 25, 1998 (the "Registration Statement"). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                              Very truly yours,

                              /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                              ORRICK, HERRINGTON & SUTCLIFFE LLP